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                                                                    EXHIBIT 10.1

                                                         GT Interactive Software
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DEPARTMENT OF LEGAL AFFAIRS


            June 26, 1997

            Mr. David J. Hirschhorn
            Chief Executive Officer
            Graphix Zone, Inc. d/b/a Ignite
            42 Corporate Park
            Suite 200
            Irvine CA 92714


            Dear David:

            Thank you for your continued interest in GT Interactive Software Corp. ("GT").

            Except as expressly stated otherwise below, this letter supersedes the agreement dated March 13, 1996 as subsequently amended by offer and acceptance letters of July 1, 1996 and by an undated letter agreement concerning agreement Exhibit A (together, the "1996 Agreement") by which GT, its subsidiaries and affiliates shall manufacture, package and distribute computer programs published, vended or created either by Graphix Zone, Inc. d/b/a Ignite, a Delaware corporation, or its affiliates, subsidiaries, parent companies and licensors, including, without limitation, StarPress, Inc. and its successors in interest (together, "Ignite").

            1.    Definitions:

                  a. "Software Package" means a Title on floppy disk or CD-ROM, along with any applicable manuals and packaging. "Inventory Software Package" means Software Packages currently in possession or control of GT, its subsidiaries or affiliates, as delivered to them, or manufactured at their direction, under the 1996 Agreement.

                  b. "Title" means a computer program for which Ignite shall have the right to grant to GT its rights of manufacture, packaging and distribution under the terms of this agreement.

            2. Grant of Rights: GT is exclusively granted all rights in the Territory to duplicate, manufacture and package and to contract for the duplication, manufacture and packaging (together, "Manufacture") and to distribute Software Packages of the Titles set forth in the attached Exhibit A. In addition, GT is granted



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   16 East 40th Street New York NY 10016 Tel (212) 726-6500 Fax (212) 679-3064
                        web: http//www.gtinteractive.com



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the non-exclusive rights to sell off Inventory Software Packages of the Titles set forth in the attached Exhibit B, without payment to Ignite of any further sums with respect to them. GT shall have the right to compile Software Packages containing the Titles set forth in Exhibit A with each other in any combination, to sell those Titles in boxes or in jewel-case packaging, or otherwise to package them for sale to the trade or consumers.

3. Exclusive Option: Ignite grants GT the exclusive option to purchase existing inventory of finished Software Packages and components of unfinished Software Packages of the Titles named in the following chart. Listed opposite each is the number finished Software Packages which Ignite represents and warrants remain in inventory accessible to it for sale to GT:

      Title                                                   Quantity
      Wheel of Fortune/jeopardy!
         Side by Side Bundle                                    3283
      Wheel of Fortune/Jeopardy!
         Back to Back Bundle                                    3687
      Wheel of Fortune                                          9379
      Jeopardy!                                                 16772
      Jeopardy! Sports Pack                                     2874
      Jeopardy!  TV-Movies Pack                                 1535
      Jeopardy!  in Jewel Case Packaging                        1718
      Wheel of Fortune in Jewel Case Pack.                      1550

For each finished Software Package so purchased by GT pursuant to its exclusive option, it shall pay, at GT's option, Ignite or its agent or subcontractor the sum of two dollars ($2.00). For each unfinished Software Package so purchased by GT pursuant to its exclusive option, it shall directly pay the manufacturer or duplicator in whose possession the materials remain a sum to be negotiated between that party and GT. Ignite shall notify those third parties as to the existence of GT's exclusive option and shall reasonably cooperate in facilitating GT's exploitation of its rights under that option, without further payment by GT to Ignite. With respect to the above-named Titles, Ignite represents and warrants that none of the finished Software Packages shall be sold and that none of the unfinished Software Packages shall be completed and sold except to GT in the exercise of its option rights as set forth in this agreement.

4.         Term:

           a. The term of this agreement shall commence as of the date first set forth above and continue through September 1, 1997 (the "Term"), plus the applicable sell-off period.

           b. GT's rights under this agreement with respect to each Exhibit A Title shall continue for the greater of the duration of the Term, followed by a sell-off period of six (6) months. GT's

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rights under this agreement with respect to each Exhibit B Title shall continue until sell-off is complete.

           c. This agreement shall remain in effect unless earlier terminated by either party as provided below.

           d. In the event a party is given notice that it is in material breach of this agreement, it shall have thirty (30) days from receipt to cure its breach in all material respects. On the failure to cure, the non-breaching party may terminate this agreement. However, either party may, at its option, immediately terminate this agreement if (i) a receiver is appointed for the other party or its property, (ii) the other party becomes insolvent or unable to pay its debts as they mature, or makes an assignment for the benefit of its creditors, (iii) the other party seeks relief or if proceedings are commenced against the other party or on its behalf under any bankruptcy, insolvency or debtor's relief law, and those proceedings have not been vacated or set aside within sixty (60) days from the date of their commencement, or (iv) if the other party is liquidated or dissolved.

5.         Channels of Distribution in the Territory: all.

6. Territory: The "Territory" means the United States (and its territories, military facilities and possessions), Canada and Mexico.

7.         Compensation and Statements:

           a. In consideration for the rights and options granted to it by Ignite in this agreement, GT shall pay Ignite a single fee, regardless of the number of Software Packages ultimately affected, of five hundred thousand dollars ($500,000) (the "Fee"). The Fee shall be paid as follows: (i) two hundred fifty thousand dollars ($250,000) upon the full execution of this agreement, (ii) one hundred thousand dollars ($100,000) on receipt of all materials set forth in Subsection 10(a), (iii) seventy-five thousand dollars ($75,000) three (3) months after full execution, and (iv) seventy-five thousand dollars ($75,000) six (6) months after full execution.

           b. As an express exception to the forgoing, in the event that, prior to September 1, 1997, GT manufactures greater than one hundred thousand (100,000) Software Packages of either of the Titles Jeopardy! and Wheel of Fortune (excluding add-on packs), it shall pay Ignite the bonus sum of two dollars ($2.00) per Software Packages so manufactured, if sold through prior to the expiration of the applicable sell-off period. That payment shall be made upon conclusion of the applicable sell-off period. The sell through of the foregoing number of Software Packages of one of the titles named in this Subsection (b) shall only entitle

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Ignite to the bonus sum for that Title.

           c. As an express exception to the superseding of the 1996 Agreement, compensation (and only compensation) with respect to sell-off of Software Packages of Titles set forth in Exhibit B shall be as provided in the 1996 Agreement. That compensation shall be paid upon conclusion of that sell off.

           d. Within sixty (60) days following the end of the Term, GT will provide Ignite with a statement itemizing the remaining quantities of Software Packages of Exhibit A Titles in its possession. Within sixty (60) days following the end of the sell-off period for Software Packages of Exhibit A Titles, GT will provide Ignite with a statement itemizing the remaining quantities of Exhibit A Title Software Packages in its possession.

8. Shelf Price: Retailers have the discretion to set the street price for Software Packages distributed under this agreement.

9. Promotional copies: GT shall have the right to distribute promotional copies and to use Software Packages as premiums, without compensation.

10.        Materials, Art Work and Co-operative Advertising:

           a. Within two (2) days of full execution, Ignite shall supply to GT all master disks, art work, end-user documentation and other materials necessary for the Manufacture of the Titles in accordance with all prevailing industry and licensor standards and requirements. All Software Package, promotional and CD-ROM art work shall be provided by Ignite on SyQuest disk at no charge to GT.

           b. Ignite shall provide GT with any necessary technical assistance to facilitate the Manufacturing process.

           c. GT shall assume responsibility for up to thirty thousand dollars ($30,000) worth of co-operative advertising documented to the satisfaction of GT as having been previously contracted for by Ignite and not yet paid for (the "Coop Ads"). Ignite shall be responsible for all other Coop Ads in any amount and of any kind or nature; however, if the event that any party makes a claim against GT with respect to any such other Coop Ads, GT may, at its option, in the interest of fostering good will and without admission as to liability, elect to satisfy all or part of those claims and deduct the amount or value of that satisfaction from any amounts otherwise owed to Ignite under this agreement. Ignite represents and warrants that attached to this agreement as Exhibit C are all Coop Ad commitments made Ignite as of the date first set forth above with respect to the Titles. In the event

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that any retailer claims to GT that additional Coop Ad commitments have been made, GT shall notify Ignite of that claim orally or in writing in order to allow Ignite the opportunity to comment upon that claim.

11. Intellectual-Property Rights: The Software Packages shall contain appropriate notices evidencing ownership of applicable intellectual-property rights of Ignite in forms reasonably acceptable to Ignite. If any Software Package contains intellectual property of GT, including, without limitation, any of its trademarks, it shall contain appropriate notices evidencing ownership of applicable intellectual-property rights of GT in forms reasonably acceptable to GT. During the Term, in connection with GT's advertisement, promotion and distribution of Software Packages, GT is licensed by Ignite, on a royalty-free, non-exclusive basis, to use the trademarks Ignite uses for Software Packages.

12. Advertising: Advertising and promotion shall be the responsibility of GT. To the extent that Ignite has any advertising or promotional materials for the Titles, it shall provide them to GT at no charge.

13. Confidentiality: During the term of this agreement, each party will have access to, and may become acquainted with, certain confidential information relating to merchandising, Manufacturing, distribution and financial arrangements with the other party. Both parties agree that they shall not, until the later of the expiration of the term of this agreement or until such time as the information is made public either directly or indirectly, by the party originally responsible for disclosing the information to the other party, make known to any person, firm or corporation other than a party to this agreement, any of the foregoing information. These obligations shall not apply to any information which is required to be disclosed in the context of an administrative, regulatory or judicial process or review.

14. Product Technical Support: End-user product technical support will be provided by GT if and only if Ignite shall have named, on full execution of this agreement, and it shall maintain until the end of the last sell-off period, a technical-support expert fully conversant with the Titles and who shall be available without further charge to GT to assist GT in the provision of technical support.

15. Notices: Notice shall be given to the receiving party at its address set forth above or at any other address as may be designated in a notice given in the manner prescribed in this section. Except as otherwise expressly provided in this agreement, all notices shall be in writing and sent by registered or certified mail with return receipt requested, by secure courier (such as FedEx) or personally delivered to an appropriate

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officer of the party and, in the case of GT, its vice president of legal affairs. Copies of notices may be sent simultaneously by fax for information purposes only.

16. Warrants: As an express exception to the superseding of the 1996 agreement, its provisions with respect to Ignite Warrants (including, without limitation, Ignite's applicable representations and warranties), and all related rights granted to GT with respect to them, remain in full force and effect. Nothing contained in this agreement shall modify, amend or abrogate the terms of
(i) Grafix Zone, Inc. warrant certificate No. 1, representing the eight hundred thousand (800,000) Ignite warrants granted to GT, or (ii) the registration rights agreement between the parties, dated March 13, 1996. The parties acknowledge that, on June 26, 1996, GT exercised warrants for the purchase of eighty thousand (80,000) shares of Ignite common stock, the purchase price of which it has paid in full.

17. Further Representations and Warranties of Ignite: Ignite further represents and warrants (a) that it is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated, (b) that it has the full right, power, legal capacity and authority to enter into this agreement and to carry out its terms, (c) that it owns or has obtained all intellectual-property rights and all related rights to the Titles, (d) that nothing contained in the Titles, Software Packages or any materials relating to them originating with Ignite or furnished by it shall infringe upon the rights of any third-party, (e) that it has the unencumbered right to license GT as a Manufacturer and distributor, (f) that, as of the date first set forth above, Ignite shall have contracted for and not yet paid for no more than thirty thousand dollars ($30,000) worth of Coop Ads, (g) that Ignite's rights to manufacture, publish and distribute the Titles Jeopardy! and Wheel of Fortune shall terminate by contract on September 1, 1997 and that its contractual sell-off rights are for six (6) months thereafter, and that (h) the following is a true and accurate account of all remaining Title Software Packages in distribution and retail channels outside of Ignite's control and, if contained in single boxed-unit packaging, the wholesale prices charged for them:

Title                                      Quantity           Wholesale
Wheel/Jeop Side/Side Bundle                   9358               28.25
Wheel/Jeop Back/Back Bundle                   3127               28.25
Wheel of Fortune                             24619               18.00
Jeopardy!                                    15911               18.00
Jeopardy! Sports Pack                         4891                9.50
Jeopardy! TV-Movies Pack                      3785                9.50

Ignite hereby indemnifies and holds GT harmless from and against any liability arising out of any breach by it of the terms of this agreement, its representations or warranties. Ignite

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further agrees to defend, indemnify and hold harmless GT from any loss, damage or liability for any claimed infringement of any patent, copyright, trademark, trade secrets, or other claims asserted by any third party arising out of GT's manufacture or distribution of any Software Packages under the terms of this agreement.

18. Representations and Warranties of GT: GT represents and warrants (a) that it is duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it was incorporated, and (b) that it has the full right, power, legal capacity and authority to enter into this agreement and to carry out its terms. GT hereby indemnifies and holds Ignite harmless from and against any liability arising out of any breach by it of the terms of this agreement, its representations or warranties.

19.        Miscellaneous:

           a. This agreement will be governed by and construed in accordance with the internal laws of the state of New York applicable to agreements entered into, and to be performed entirely within New York, without reference to conflict of laws principles. The forum for the resolution of disputes concerning this agreement shall be the courts of the state of New York, County of New York, including federal courts located there.

           b. This agreement shall not be construed to create a joint venture, partnership, franchise or the relationship of principal and agent between the parties, nor to impose upon either party any obligations for any losses, debts or other obligations incurred by the other party except as expressly set forth in it.

           c. No waiver of any default or breach of this agreement by either party shall be deemed a continuing waiver or a waiver of any other breach or default.

           d. If any provision contained in this agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, that provision shall be of no force or effect while that infirmity shall exist. The infirmity shall have no effect upon the binding force or effectiveness of any of the other provisions.

           e. This agreement sets forth the entire agreement between the parties with respect to its subject matter and except as set forth above supersedes any prior oral or written agreements between the parties. This agreement may not be changed, modified, amended or supplemented, except in writing signed by the parties. Each of the parties acknowledges and agrees that the other has not made any representations, warranties or agreements of any kind, except as may be expressly set forth in

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this agreement.

           f. The section headings used in this agreement are for convenience only and shall have no legal effect. Sections 4(b), 7, 8, 11, 13, 15, 16, 17, 18 and 19 shall survive the expiration of the term or earlier termination of this agreement. The performance of any of the rights or obligations by GT may be made by any of its subsidiaries or affiliates, which shall be third-party beneficiaries under this agreement. GT may contract with others as it deems necessary for its performance under this agreement. "Sale" is a term of art for the lawful licensure of software to end users; nothing contained in this agreement shall be deemed to imply that any intellectual-property rights of Ignite in its Titles shall be transferred to end users or GT. Where appropriate in context, the use of the singular shall include the plural, the conjunctive shall include the disjunctive, any shall include all, and vice versa.

           By your countersignature below, you agree to the foregoing.

Sincerely,

GT Interactive Software Corp.

By:  /s/  CHUCK BOND
   ---------------------------------
    Chuck Bond
    President, Value-Price and Distribution Divisions

Execution Date:  7/2/97
               ---------------------

Accepted and agreed:

Graphix Zone, Inc.   d/b/a Ignite

By: /s/ DAVID HIRSCHHORN
   ---------------------------------
Name:  David Hirschhorn
Title: President
Execution Date:  7/2/97
               ---------------------

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                                    EXHIBIT A
                                     TITLES

Wheel of Fortune

Jeopardy!

Jeopardy! Sports Pack (Add-On)

Jeopardy! Television/Movies Pack (Add-On)


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                         EXHIBIT C
      CO-OP COMMITMENTS MADE BY GRAPHIX ZONE (IGNITE)


Account              Month          Vehicle               Amount
-------              -----          -------               ------
Computer City        October        Cashwrap             $22,000
Fas-Track            August         Catalog              $   250
The Edutainment Co.  Fall           Catalog              $   750
Lechmere             July           Mailer               $ 1,000
Home Express         July           Insert               $ 1,000
Electric Ave         Fall           Mailer               $ 2,000
Micro Center         July           Broadsheet           $ 1,000
Micro Center         August         Broadsheet           $ 1,000
Micro Center         September      Broadsheet           $ 1,000
                                                         -------
TOTAL                                                    $30,000
